Exhibit 99.1

Sun Hydraulics Completes Acquisition of Enovation Controls

SARASOTA, FL, December 6, 2016 – Sun Hydraulics Corporation (NASDAQ: SNHY) completed its acquisition of Enovation Controls, LLC’s Power Controls and Vehicle Technologies lines of business on December 5, 2016.  Enovation Controls, LLC is now a wholly-owned subsidiary of Sun Hydraulics Corporation.

“The acquisition of Enovation Controls is consistent with our strategic vision to further develop profitable growth,” said Wolfgang Dangel, Sun's President and CEO. “Enovation Controls advances the electrification and digitization of products across the Sun Hydraulics platform while diversifying our end markets.  Furthermore, Enovation has a talented team of experienced electronic, software and sales engineers with an impressive track record of new product development and technical innovation.  This acquisition and various other growth initiatives are intended to preserve Sun's history of superior profitability and financial strength."

“Today marks an exciting new chapter as we welcome the Enovation Controls team into the Sun Group,” stated Dangel.  “The current management team will remain in place creating continuity for Enovation’s on-going success.  The company will operate on a stand-alone basis and sell products under its distinct brands of Murphy Controls and Zero Off.  Enovation is a natural fit for Sun and we look forward to the continued success of both companies.”

About Sun

Sun Hydraulics is a leading designer and manufacturer of high-performance screw-in hydraulic cartridge valves, manifolds and integrated package solutions for worldwide industrial and mobile markets.  For more information about Sun, please visit our website at www.sunhydraulics.com.

About Enovation Controls

Enovation Controls is a leading global provider of electronic control, display and instrumentation solutions for both recreational and off-highway vehicles, as well as stationary and power generation equipment.  For more information about Enovation Controls, please visit our website at www.enovationcontrols.com.

Contact:

David Lamb

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200